EXHIBIT 16.1

October 20, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Seafarer Exploration Corp.

Dear Sirs/Madams:

We have read Item 4.01 of Seafarer Exploration Corp. Current Report on Form 8-K dated October 20, 2009 (the “8-K”) and we agree with the statements made therein as they relate to Cross, Fernandez & Riley, LLP. We hereby consent to the filing of this letter as an exhibit to the 8-K.

Very truly yours,

Cross, Fernandez & Riley, LLP

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